بي دي او بتيل و ال صالح
محاسبون قانونيون

BDO Patel & Al Saleh
Chartered Accountants

ص.ب ١٩٦١، دبي - إ.ع.م
تليفون: ٠٤ ٢٢٢ ٢٨٦٩
تليفاكس: ٠٤ ٢٢٧ ٠١٥١

P O Box 1961 Dubai UAE
Telephone: 04 222 2869
Telefax: 04 227 0151
Email: bdopatel@emirates.net.ae
www.bdo.ae

November 5, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of BDO Patel and Al Saleh was previously appointed as principal accountant for Sky Petroleum, Inc. and Subsidiaries (the "Company"). On October 31, 2006, we were notified that the Company was re-appointing Beckstead and Watts, LLP as its principal accountant for the purposes of reviewing the Company's third-quarter financial statements. We have read the Company's statements included in Item 4 of its Form 8-K dated November 2, 2006 and we agree with such statements as they regard our firm.

Very truly yours,

BDO Patel & Al Saleh.

BDO Patel and Al Saleh
Chartered Accountants